Exhibit 99.1

LodgeNet Files Universal Shelf Registration Statement

May 24, 2002 09:58:00 (ET)

        SIOUX FALLS, S.D., May 24, 2002—LodgeNet Entertainment Corporation today announced that it has filed a universal shelf registration statement with the Securities and Exchange Commission ("SEC") providing for the offering to the public from time to time of debt securities, common stock or preferred stock with aggregate proceeds of up to $225 million. The Company has also registered shares of common stock on behalf of several selling stockholders.

        The Company may use the proceeds from possible sales of securities for general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness, financing of capital expenditures, research and development of new technologies, future acquisitions and strategic investment opportunities.

        The timing and amount of any offerings under the registration statement will depend on market and general business conditions.

        A registration statement relating to these securities has been filed with the SEC but has not yet become effective. Securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of any securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This news release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement. A copy of the prospectus relating to any offering, when available, may be obtained from our Corporate Secretary, LodgeNet Entertainment Corporation, 3900 West Innovation Street, Sioux Falls, SD, 57107.

        About LodgeNet

        LodgeNet Entertainment Corporation provides delivery of broadband, interactive services to the lodging industry, serving hotel properties throughout the United States and Canada as well as select international markets. These services include on-demand digital movies, digital music and music videos, Nintendo(R) video games, high-speed Internet access and other interactive television services designed to serve the needs of the lodging industry and the traveling public.

        CONTACT:            Ann Parker, Director of Corporate Communications of LodgeNet Entertainment Corporation, +1-605-988-1000, communications@lodgenet.com